SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No. ___ )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]Preliminary Proxy Statement
[ X ]Definitive Proxy Statement
[   ]Definitive Additional Materials
[   ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14a-12


               TOSCO CORPORATION
    (Name of Registrant as Specified in Its Charter)


               TOSCO CORPORATION
       (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i), or
14a-6(j)(2).
[   ]   $500 per each party to the controversy pursuant to
Exchange Act Rule 14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:


        2)     Aggregate number of securities to which
transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
               Rule 0-11:

        4)     Proposed maximum aggregate value of transaction:

 [   ]   Check box if any part of the fee is offset as provided
by
Exchange Act Rule 0-11(a)(2) and identify
        the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:


        2)     Form, Schedule or Registration Statement No.:


        3)     Filing Party:


        4)     Date Filed:


Notes:

                               TOSCO CORPORATION

                   Notice of Annual Meeting of Stockholders
                             to be held May 17, 1994




               NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of Tosco Corporation ("Tosco") will be held at The
Sheraton Stamford Hotel, One
First Stamford Place, Stamford, Connecticut on May 17, 1994 at
10:00 o'clock in the morning for the following purposes:

                 I.    To elect eight (8) Directors of Tosco.

                II.    To ratify and approve the Tosco Corporate
Incentive Plan.

               III. To ratify and approve the appointment of Coopers & Lybrand as independent accountants of Tosco for the fiscal year ending December 31,
        1994.

                IV.    To transact such other business as may
properly come before
        the meeting, or any adjournment thereof.

               Stockholders of record at the close of business on March 31, 1994 shall be entitled to vote at the meeting.

                  By order of the Board of Directors,


                                      Wilkes McClave III
                                              Secretary


Dated:  April 11, 1994
          Stamford, Connecticu




IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF
YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                            TOSCO CORPORATION
                           PROXY STATEMENT

        The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 17, 1994 at 10:00 a.m. at The Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, or any adjournment of the Annual Meeting, at which stockholders of record at the close of business on March 31, 1994 shall be entitled to vote. The cost of solicitation of proxies will be borne by Tosco.
Tosco may use
the services of
its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Annual Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention:
Secretary.

        The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

        The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902.

        On March 31, 1994, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting 32,262,117 shares of Common
Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder.
The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.
Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

        It is expected that the following business will be considered at the Annual Meeting and action taken thereon:


                        I.  ELECTION OF DIRECTORS


        It is proposed to elect eight (8) Directors at the Annual Meeting to hold office until the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of Tosco. To be elected as a director, each nominee must receive the affirmative vote of the holders of a plurality of the stock of Tosco voted for directors. If some unexpected occurrence should make necessary, in the Board of
Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select.
The Board of Directors is not aware that any nominee will be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to each of the nominees.

NOMINEES FOR ELECTION



                                           Served as
                                           a Director           Principal Occupation and
Name                            Age        Since                Positions Held
Jefferson F. Allen               48        1990                 Executive Vice President and
                                                                Chief Financial Officer of
                                                                Tosco since June 1990;
                                                                Treasurer of Tosco since
                                                                July 1990; various positions
                                                                including Chairman and CEO,
                                                                with Comfed Bancorp, Inc.
                                                                and related entities from
                                                                November 1988 to June 1990.

Joseph B. Carr                    75        1993                Business Executive; Former
                                                                Chairman & Chief Executive
                                                                Officer, Carr & McDonnell;
                                                                Chairman, Eurogolf Travel;
                                                                Former Director, Allied
                                                                Irish Bank, The Friends
                                                                Provident Insurance Company,
                                                                and the British & Irish
                                                                Steampacket Company.

Houston I. Flournoy               64        1978                Special Assistant to the
                                                                President for Governmental
                                                                Affairs, University of
                                                                Southern California (USC),
                                                                for a period in excess of
                                                                five years and Professor of
                                                                Public Administration, USC,
                                                                from 1976 to 1993.

Clarence G. Frame                 75        1978                Business consultant;
                                                                Chairman of the Board of
                                                                Directors of Tosco from 1984
                                                                to 1989; Chief Executive
                                                                Officer of Tosco from August
                                                                1986 to December 1989;
                                                                President of Tosco from
                                                                September 1986 to January
                                                                1987 and from June 1989 to
                                                                October 1989.

Edmund A. Hajim                   57        1991                Chairman and Chief Executive
                                                                Officer of Furman Selz
                                                                Incorporated since October
                                                                1983; Managing Director and
                                                                member of the Board of
                                                                Directors of Lehman Brothers
                                                                Kuhn Loeb prior to 1983.

Joseph P. Ingrassia               69        1991                Petroleum consultant to E.
                                                                T. Petroleum Inc. since
                                                                January 1, 1992; Petroleum
                                                                consultant to Saudi
                                                                Petroleum International Inc.
                                                                from 1988 to 1992; Managing
                                                                Director Norbec Ltd. from
                                                                1983 to 1988.

Charles J. Luellen                64        1992                Retired Executive; President
                                                                and Chief Operating Officer
                                                                of Ashland Oil, Inc. from
                                                                March 1986 to January 1992.

Thomas D. O'Malley                52        1988                Chairman of the Board and
                                                                Chief Executive Officer of
                                                                Tosco since January 1990;
                                                                President of Tosco since
                                                                1993 and from October 1989
                                                                to May 1990; Chairman and
                                                                Chief Executive Officer of
                                                                Argus Investments, Inc.
                                                                since July 1988 and Argus
                                                                Energy Corporation since
                                                                December 1987; Chairman of
                                                                Comfed Bancorp, Inc. from
                                                                December 1988 to December
                                                                1989; Vice Chairman of
                                                                Salomon Inc. from 1983 to
                                                                December 1986.

    Mr. Flournoy is a director of Fremont General Corporation and Lockheed Corporation. Mr. Frame is a director of Chicago
Milwaukee Corporation, the
Milwaukee Land Company, and Independence One and Voyageur Funds.
Mr. Luellen is
a director of Alliant Techsystems, Inc. and National Convenience
Stores, Inc. Mr. Hajim is a director of NFO Research Inc.

    Tosco's Board of Directors has a Committee on Audit, Ethics and Conflicts of
Interest (the "Audit Committee"), consisting of Messrs. Flournoy, Frame, Ingrassia and Luellen, a Compensation Committee consisting of Messrs. Flournoy,
Frame, and Hajim, an Executive Committee consisting of Messrs. Allen, Ingrassia, and O'Malley, and a Nominating Committee consisting of Messrs. Hajim, Ingrassia, and O'Malley. The Audit Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent accountants, reviewing with the independent accountants the plan and results of the audit engagement, reviewing the scope and results of Tosco's procedures for internal auditing, reviewing the independence of the accountants, and reviewing the adequacy of Tosco's system of internal accounting controls. The Compensation
Committee is responsible for reviewing and setting the compensation of Tosco's management, and considering, recommending, and administering its cash incentive and long-term stock incentive plans. The Nominating Committee's functions include reviewing potential nominees for the Board of Directors and recommending the annual slate of nominees for election to the Board of Directors.

    During 1993, there were nine meetings of the Board of Directors, seven meetings of the Audit Committee, four meetings of the Compensation Committee, one meeting of the Executive Committee, and one meeting of the Nominating Committee.
During 1993, each of the Directors then in office attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which he served.

    Tosco is not aware of any family relationship between any Director or executive officer.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

    The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each of the five most highly compensated executive officers and by all executive officers and Directors as a group at
March 1, 1994, and the percentage of the outstanding shares of Common Stock so owned by each Director, executive officer, and such group.

                         Amount and
                          nature of
                         beneficial                  Percent of
    Name                  ownership                     Class

    Jefferson F. Allen     182,037(1)                   *
    Joseph B. Carr         24,000(2)                   *
    James M. Cleary        124,981(3)                   *
    Houston I. Flournoy    24,516(4)                   *
    Clarence G. Frame      35,216(5)                   *
    Edmund A. Hajim        30,000(6)                   *
    Joseph P. Ingrassia    24,500(7)                   *
    Robert J. Lavinia     100,000(8)                   *
    Charles J. Luellen     25,000(9)                   *
    Thomas D. O'Malley   1,555,137(10)                  4.76%
    Dwight L. Wiggins       75,400(11)                  *

    All executive officers
    and Directors
    (13 persons, including
    those listed above)  2,414,867(12)                  7.21%

_____________

*   Represents less than 1% of the outstanding shares of Common
Stock.

(1) Consists of 1,621 shares of Common Stock, 416 shares of Common Stock issuable upon conversion of 200 shares of Series F Preferred Stock, options to purchase 165,000 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 15,000 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

(2) Consists of options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(3) Consists of 7,881 shares of Common Stock, options to purchase 30,100,55,000 and 32,000 shares of Common Stock under the Long Term Incentive Plan of 1979 (the "LTIP"), the 1989 Plan and the 1992 Plan, respectively.

(4) Consists of 100 shares of Common Stock, options to purchase 24,000 shares of Common Stock under the 1989 Plan and 416 shares of Common Stock issuable upon conversion of 200 shares of Series F Preferred Stock.

(5) Consists of 800 shares of Common Stock, options to purchase 24,000 shares of Common Stock under the 1989 Plan and 10,416 shares of Common Stock issuable upon conversion of 5,000 shares of Series F Preferred Stock.

(6) Consists of 6,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(7) Consists of 500 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(8) Consists of options to purchase 25,000 and 75,000 shares of Common Stock under the 1989 Plan and 1992 Plan, respectively.

(9) Consists of 1,000 shares of Common Stock and options to purchase 24,000 shares of Common Stock under the 1989 Plan.

(10) Consists of 970,032 shares of Common Stock, 8,333 shares of Common
            Stock issuable upon conversion of 4,000 shares of Series F Preferred
            Stock, options to purchase 350,000 and 25,000 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively,and 9,999 shares of Common Stock issuable upon conversion of 4,800 shares of Series F
            Preferred Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 20,000 shares held by Argus Energy Limited Partnership (AELP), 73,728 shares held by Argus Energy Corporation, and 98,045 shares held by ArgusInvestments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the shares of Series F Preferred Stock owned by his wife and in 16,518 shares held by AELP.

(11) Consists of 400 shares of Common Stock and options to purchase 25,000 and 50,000 shares of Common Stock under the 1989
Plan and the 1992 Plan, respectively.

(12) Consists of 1,193,020 shares of Common Stock, 30,414 shares of Common Stock issuable upon conversion of 14,600 shares of Series F Preferred Stock, and options to purchase 43,433, 874,000 and 274,000 shares of Common Stock under the LTIP, the 1989 Plan and the 1992 Plan, respectively.

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Tosco's Directors, executive officers and holders of more than 10% of Tosco's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of
Common Stock and other equity securities of Tosco. Tosco believes that during the fiscal year ended December 31, 1993, its officers, directors, and holders of more than 10% of Tosco's Common Stock complied with all Section 16(a) filing requirements, with the following exception. As a result of the call for redemption by Tosco International Finance, N.V., a wholly owned subsidiary of Tosco, on August 13, 1993 of its 8% Convertible Subordinated Debentures due
October 15, 1995, the right to convert those debentures to Common Stock of Tosco was terminated. As a result, the ability of Mr. Jefferson F. Allen, an officer and Director of Tosco to acquire 133 shares of Common Stock of Tosco at a price equivalent to $186.875 per share was involuntarily terminated. The loss of this right should have been reported on a Form 4 in September 1993 but was reported on his year-end Form 5. In making this statement Tosco has relied upon the written representations of its Directors and Officers.

                   EXECUTIVE COMPENSATION

Summary Compensation Table

  The summary Compensation Table shows certain compensation information for Thomas D. O'Malley, the Chief Executive Officer of Tosco, and for the four other most highly compensated executive officers of Tosco for the year ended December 31, 1993. The information includes the dollar amount of salaries, bonuses and other compensation for these officers as well as the number of stock options granted.


                          SUMMARY COMPENSATION TABLE


                             Annual Compensation                       Long Term Compensation
                                                                        Awards                 Payouts
                                                                Other
                                                                Annual    Restricted                                 All Other
                                                                Compen-   Stock                        LTIP          Compen-
Name and                                                        sation    Award(s)        Options/     Payouts       sation
Principal Position         Year     Salary ($)    Bonus ($)    ($)       ($)             SARs (#)     ($)           ($)1
Thomas D. O'Malley         1993     500,000        1,526,000                             25,000                     25,286
Chairman, CEO and          1992     500,000          298,148                            100,000
President                  1991     400,000          515,000                             75,000

Jefferson F. Allen         1993     300,000          687,000                             15,000                     25,484
Executive Vice President,  1992     298,000          134,167                             50,000
Treasurer, and Chief
Financial Officer          1991     250,000          225,000                             50,000

James M. Cleary            1993     300,000          424,688                             12,000                     20,115
Senior Vice President      1992     300,000          205,200                                20,000
                           1991     260,000          209,144                                20,000

Robert J. Lavinia          1993      300,000        299,453                                75,000                     34,312
Vice President

Dwight L. Wiggins          1993      300,000        299,453                                50,000                     111,478
Vice President

- ------------------------
(1)      All other compensation consists of the following:  (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Cleary, Lavinia, O'Malley, and Wiggins in the amounts of $22,259, $17,295, $8,007, $22,259 and
         $10,611, respectively, (b) split dollar life insurance premiums of $1,920, $1,515 and $867 for Messrs. Allen, Cleary
         and O'Malley, respectively, (c) group term life insurance benefits of $1,305, $1,305, $1,305, $2,160 and $867 for
         Messrs. Allen, Cleary, Lavinia, O'Malley and Wiggins, respectively, and (d) a $100,000 employment bonus for Mr. Wiggins and a $25,000 relocation allowance for Mr. Lavinia.

        Tosco has severance agreements (the "Agreements") with Messrs. Cleary, Lavinia, and Wiggins, which provide that if an executive's employment is terminated by Tosco without cause, or upon a change of control of Tosco, or is terminated by the executive for good reason, as all such terms are defined in the Agreements and as set forth below, then the executive shall be entitled to a lump sum severance payment and all of the terminated executives' options or restricted shares, if any, which are not then vested shall vest immediately and all such restrictions shall lapse. In the event of a Change of Control, Tosco may elect to continue the executive's employment for a specified period. If Tosco elects to continue the executive's employment, but the executive refuses such employment, the executive will not receive any lump sum payment. If Tosco elects to continue the executive's employment and the executive agrees, then at the expiration of the specified period Tosco will pay the executive 75% of the lump sum payment if Tosco and the executive are unable to agree as to further employment. The lump sum severance payments for Messrs. Cleary and Lavinia are 24 months of their base salary at the time of termination and for Mr. Wiggins is 36 months of his base salary at the time of termination, dropping to 24 months of his base salary on the third anniversary of the agreement. At March 1, 1994, and based upon salary levels currently in effect, in the event Tosco had caused their employments to be terminated or upon a change of control, Messrs. Cleary, Lavinia, and Wiggins would have been entitled pursuant to the Agreements to receive a lump sum of approximately $600,000, $600,000 and $900,000, respectively, together with the accelerated vesting of their options. The Agreements have a one-year term, but will be automatically renewed for successive one-year terms unless Tosco notifies the executive at least six months prior to any renewal date. Such notification by Tosco shall entitle the executive to terminate his employment for Good Reason and shall be deemed to be a termination without Cause if the executive's employment terminates before the end of the Agreement. The Agreements further provide that under certain circumstances payments thereunder are subject to reduction in order to ensure that such payments (including any other payments pursuant to any other plans, arrangements or agreements with Tosco) will be deductible by Tosco under the Internal Revenue Code of 1986, as amended (the
"Code"), and will not be deemed to be excess parachute payments under the Code.
Such reduction in payments may be waived by the Board of Directors. As used in the Agreements, the following terms generally have the following meanings:
Cause means material and intentional failure to perform his duties, fraud, misappropriation of property or intentional damage to Tosco's property; Good
Reason means a reduction in base annual compensation or a significant reduction in the nature of employment; and Change in Control means a person or group of persons become the beneficial owner of more than 50% of Tosco's Common Stock, stockholders approve a merger of Tosco into another entity or a change in the composition of a majority of the members of the Board of Directors.

        In May 1990 Tosco entered into Agreements with Messrs. O'Malley and Allen which provide for a lump sum payment equal to 24 months of their annual compensation (including a monthly amount equal to the average of bonuses paid during the previous three years, or any shorter period of time of employment preceding the termination of employment) at the time of termination. Effective December 1992, such Agreements were amended to reduce the applicable payment to 30 months of base salary (excluding bonuses). The Agreements of Messrs. Allen and O'Malley were restated effective January 1993. At March 1, 1994, and based on salary levels currently in effect, Messrs. Allen and O'Malley would have been entitled pursuant to their Agreements to receive lump sums of approximately $750,000 and $1,250,000, respectively, together with the accelerated vesting of their options.

        In 1993, each Director who was not also an officer of Tosco was paid a fee of $25,000 per year (or pro rata portion thereof for period of service as a Director) plus $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, provided such committee meeting was not held on the same day as a Board of Directors meeting. From time to time Directors who are not officers provide services to the Corporation in their areas of expertise, for which they are compensated at the rate paid for attending Board meetings. Such fees were $4,000, $12,000, $1,000 and $27,000 for Messrs. Frame, Flournoy, Hajim and Ingrassia, respectively.

        In 1991, Tosco created the Directors' Charitable Award Program (the "Program") which allows each Director to recommend a donation to educational institutions and/or charitable organizations designated by them. The Program is funded by joint life insurance policies of which Tosco is the sole owner and beneficiary, with each policy insuring the lives of two eligible Directors.
Tosco pays all premiums due and at the time of the death of the second of two
Directors, receives a tax-free death benefit of approximately $2 million, thereby recovering the costs of the Program.
Tosco will make charitable contributions in the name of each Director, within ten years following the Director's death, to the institution(s) designated by the Director. The Directors may recommend one organization to receive a donation of $1 million, or two or more organizations to receive $1 million in the aggregate.

        After five years of service as a Director, Tosco Directors who are not employees are eligible to participate in a retirement plan. The Plan generally provides that upon the later of age 65 or retirement, an annual retirement benefit equal to annual retainer fees in effect at the time of retirement will be paid. One year of retirement payments for each year of Board service, up to a maximum of 20 years, is provided. Upon the Director's death, remaining payments will continue to the spouse during the period of her life, subject to the maximum set forth above. A Director may elect to receive such retirement benefits as an actuarially equivalent lump sum.

Pension Plans

        The following table shows the estimated annual benefits payable to participants upon retirement under the Tosco Pension Plan (the
"Pension Plan").
Of Tosco's five highest paid executives, Messrs. Cleary, Lavinia and Wiggins are participants in the Pension Plan.

                            Estimated Annual Retirement Benefits

Final                                 Years of Service
3-year
Avg. Comp.      10     15      20      25       30       35

$300,000    $35,756 $53,634  $71,512  $88,801  $105,500  $115,641
 350,000     35,756   53,634  71,512   88,801   105,500   115,641
 400,000     35,756   53,634  71,512   88,801   105,500   115,641
 450,000     35,756   53,634  71,512   88,801   105,500   115,641
 500,000     35,756  53,634   71,512   88,801   105,500   115,641
 550,000     35,756  53,634   71,512   88,801   105,500   115,641
 600,000    35,756   53,634   71,512   88,801   105,500   115,641

        For 1993, no more than $235,840 of cash compensation, excluding bonuses, may be taken into account in calculating benefits payable under the Pension
Plan. The cash compensation limit was reduced to $150,000 for 1994 by federal law but accrued benefits as of December 31, 1993 are not affected. Benefits shown in the table are single life annuities payable at age 65.
Pension benefits, which are integrated with Social Security benefits, will be reduced for amounts payable under prior Tosco pension plans or predecessor employer plans. Messrs. Cleary, Lavinia and Wiggins have 13, 1 and 28 years of credited service under the Pension Plan.

        In 1990, Tosco adopted a Senior Executive Retirement Plan ("SERP") to provide retirement benefits to selected senior executives and their beneficiaries. Of Tosco's five highest paid executive, Messrs. Allen, Cleary and O'Malley are eligible for benefits under the SERP. The table that follows shows the estimated annual benefits payable under the SERP. Amounts payable will be reduced for amounts payable under the Tosco Pension Plan, or, if applicable, certain predecessor employer plans.

                         Estimated Annual Retirement Benefits
Final                             Years of Service
3-year
Avg. Comp.   10        15       20       25     30         35

$300,000   $135,000 $180,000 $180,000 $180,000 $180,000  $180,000
 350,000    157,500  210,000  210,000  210,000  210,000   210,000
 400,000    180,000  240,000  240,000  240,000  240,000   240,000
 450,000    202,500  270,000  270,000  270,000  270,000   270,000
 500,000    225,000  300,000  300,000  300,000  300,000   300,000
 550,000    247,500  330,000  330,000  330,000  330,000   330,000
 600,000    270,000  360,000  360,000  360,000  360,000   360,000


        Benefits shown are life annuities payable at age 65 and are based on a percentage of eligible compensation. SERP benefits are reduced by the amount of benefits payable under the Pension Plan. Eligible compensation is the average of base pay plus incentive compensation (limited to an aggregate maximum of $600,000) during the highest three-consecutive calendar years of employment after January 1, 1990. Normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of service. There is no reduction if age plus years of service equal or exceed 75 at date of retirement.

        For participants in the Tosco Pension Plan, amounts up to $115,641 would be paid pursuant to that Plan.

        Messrs. O'Malley, Allen and Cleary have four years of credited service under the SERP as of December 31, 1993. Messrs.
Lavinia and Wiggins are not participants in the SERP.


Miscellaneous Transactions

        Since 1987, Tosco has entered into indemnity agreements (the "Indemnity Agreements") with its Directors and certain of its officers (collectively, the "Indemnitees") which provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco.
Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law.
The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require
Tosco to establish a trust (the "Trust") for the benefit of the Indemnitees.
In the event of a Change in Control (as defined in the Indemnity
Agreements),
Tosco will, from time to time upon written request of an Indemnitee, fund the
Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings.

        As of December 31, 1993, Tosco was obligated under a lease for approximately 12,654 square feet of office space in a building in Stamford, Connecticut owned by an entity in which Mr. O'Malley holds minority economic interest. The lease expires April 30, 1997 unless sooner terminated in accordance with its terms. Continental-Tosco Limited Partnership ("CTLP"), of which Tosco owned approximately 48% during 1993, entered into a lease for approximately 7,256 square feet of space in the same building.
Said lease
expires September 30, 1997. Tosco no longer owns an interest in CTLP and has no direct or indirect obligation with respect to the lease. The monthly base rents, excluding utilities, paid by Tosco and CTLP under the leases was approximately $16,905 and $13,301, respectively. The monthly rents were determined to be generally at market rates for similar buildings and locations at the time they were entered into and are at the lowest per square foot rates of any tenants in the building for comparable space. Tosco may terminate its lease at any time upon payment of specified amounts.

                             OPTIONS GRANTS IN 1993


                               Percent of
                                 Total
                                Options
                                Granted     Exercise                       Grant Date
                    Granted       in        Price      Expiration          Present
     Name           (#)          1993       ($/SH)     Date2               Value1

Thomas D. O'Malley  25,000        4.41%     $21.6875   January 25, 2003     $120,253
Jefferson F. Allen  15,000        2.65%     $21.6875   January 25, 2003     $ 72,152
James M. Cleary     12,000        2.12%     $24.2500   May 18, 2003         $ 65,449
Robert J.           50,000        8.83%     $21.6875   January 25, 2003     $240,505
Lavinia(2)          25,000        4.41%     $24.2500   May 18, 2003         $136,353
Dwight L. Wiggins   50,000        8.83%     $21.6875   January 25, 2003     $240,505

<1>     The grant date present value per option was calculated
using a modified Black-Scholes American Options Pricing Model, adjusted to reflect the risk of forfeiture.  Assumptions underlying the
Black-Scholes valuation were as follows:
        1 -Expected time to exercise = 6.751 years, based on
option vesting periods (3 years for all 1993 grants) plus 3.751 years
(the average duration between the time employee options become exercisable and actual exercise by the option holders during 1988 - 1993);
        2 -Expected dividend yield = 2.77% for options granted on
January 26, 1993 and 2.47% for options granted on May 19, 1993 based on an expected annual cash dividend of $0.60 divided by the stock price on the date of grant;
        3 -Risk-free rate of return = 6.08% for options granted
on January 26 and 5.67% for options granted on May 19, based on interest rates on U.S. government bonds on the dates of grant weighted to reflect a 6.751 year time to maturity;
        4 -Expected volatility = 36.33%, the standard deviation
of Tosco's Common Stock during 1988-1993.

Based on these inputs, the Black-Scholes value per option was
$7.798 for options granted on January 26 and $8.842 for options granted on
May 19, 1993.
These values were then adjusted for the 61.69% risk of
forfeiture.  The forfeiture risk factor applied to the Black-Scholes values was
61.69%; i.e., the Black-Scholes values were multiplied by 61.69% before the values shown were calculated.  This figure reflects an average annual forfeiture of
6.91% of all options outstanding, compounded over the 6.751 years (the expected time to exercise).  6.91% was the weighted-average annualized occurrence cancellation for Tosco employee options during 1988-1993.

<2>     Robert J. Lavinia was granted options on two dates during
1993.



                     Aggregated Option/SAR Exercises in 1993 and December 31, 1993 Option/SAR Values

                                                                        Number of Unexercised         Value of Unexercised
                                                                           Options/SARs at            in-the-Money
                                                                          December 31, 1993           Options/SARs at
                           Shares                                                                     December 31, 1993
                           Acquired
Name                       On Exercise(a)    Value Realized(a)      Exercisable     Unexercisable     Exercisable     Unexercisable
Thomas D. O'Malley
                                                                    233,333         116,667            $1,766,917     $  370,896
Jefferson F. Allen
                                                                    100,000         65,000             728,208           227,229
James M. Cleary
                                                                    88,433          32,000             927,730           103,100
Robert J. Lavinia
                                                                                    75,000                               493,750
Dwight L. Wiggins
                                                                                    50,000                               371,875

                                                                    421,766         338,667            $3,422,855     $1,566,850
__________________

 (a) There were no exercises of options by Tosco's current executives during 1993.


Tosco Performance

        The following graph shows a five year comparison of cumulative total returns for Tosco, the Standard & Poor's ("S&P") 500 Composite Stock Prices Index and an index of peer companies selected by Tosco. The graph assumes that the value of the investment in Tosco's Common Stock and each index was $100 at January 1, 1989 and that all dividends were reinvested.

Measurement Period
(Fiscal Year)           Tosco        Peer Group      S&P 500

1988                  $100.00        $100.00         $100.00
1989                  147.52         130.99          131.68
1990                  100.38         98.88           127.58
1991                  176.36         120.31          166.47
1992                  144.83         105.59          179.20
1993                  210.64         132.65          197.26


        Peer Group includes Ashland Oil, Crown Central, Diamond Shamrock, Tesoro Petroleum, and Valero Energy. Assumes $100 invested 1/1/89 in Tosco common stock, an Index of stock in Peer Group companies (weighted by market capitalization) and the S&P 500 Index. Assumes reinvested dividends. Fiscal year ends December 31.

              COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

        The Compensation Committee, which consists entirely of Directors who are not employees of Tosco, reviews and approves all remuneration arrangements for
Tosco's executive officers, Directors and other employees, and reviews and approves compensation plans in which officers and employees are eligible to participate. Mr. Frame, a member of the Committee, was an officer of Tosco from 1986 to 1989. The Committee met four times during 1993. Tosco's philosophy for compensating executive officers is that a substantial portion of the executive's compensation should be incentive based and determined by Tosco's and the executive's performance. The policy is designed to attract, reward, motivate and retain key executives who are capable of achieving Tosco's objectives in a highly competitive industry.

        Tosco's executive compensation program consists of the following key elements: salary based on the committee's assessment of individual performance and contributions to Tosco; an annual bonus that is directly related to the performance of the executive's business unit and Tosco as a whole; and grants of stock options designed to motivate individuals to enhance the long-term value of Tosco's stock. The Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Committee use any specific qualitative or quantitative measures or factors in assessing individual performance, except with respect to the award of bonuses as described below.

        The salaries of key executives and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the committee's assessment of individual performance, contribution to Tosco and level of responsibility. The Committee generally assigns equal weight to each of these factors. Annual base salaries for the executives set forth above were not increased during 1993. The Committee believes Mr. O'Malley's salary reflects his experience and personal contributions to Tosco's performance.

        During 1993 Tosco had three different cash bonus plans as an incentive for executive officers (and other employees): the Tosco Refining Company Cash
Incentive Plan (the "Avon CIP") for those who work in California at Tosco
Refining Company; the Bayway Refining Company Cash Incentive Plan (the "Bayway CIP") for those working for Tosco's wholly-owned subsidiary in Linden, New Jersey; and a bonus plan for senior corporate executives who are not participants in the Avon or Bayway CIP, the Tosco Corporate Incentive Plan (the "Tosco Corporate Plan"). Messrs. Allen and O'Malley participate only in the
Tosco Corporate Plan. Mr. Cleary participated in the Avon CIP, and Messrs. Lavinia and Wiggins participated in the Bayway CIP. Also, a portion
(approximately 25%) of the annual bonuses of Messrs. Cleary, Lavinia and Wiggins is based on the Tosco Corporate Plan to foster cooperation among
Tosco's various business units. No bonuses are payable under the CIPs or the Tosco Corporate Plan unless all dividends on Tosco's preferred stock and the interest on its First Mortgage Bonds is paid when due. The Avon and Bayway CIPs are generally designed for members of middle and senior management of each applicable business unit and set forth suggested awards which are computed as a percentage of a participant's base salary, which percentage is dependent upon the particular business unit's pre-tax income. The percentage for executive officers who participate in such plans ranges from 0% to 200% of their base salary. The CIPs provide that awards payable to senior management participants in the CIPs are determined by the Compensation Committee. The Tosco Corporate
Plan provides for the payment of a bonus dependent on the per share (common shares plus common share equivalents) pre-tax operating earnings ("OPEPS") of
Tosco. For 1993, no bonus was payable under the Tosco Corporate Plan unless OPEPS exceeded $1.30. For each one dollar (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the first $1.30, a percentage of the executive's annual base salary was paid as cash bonus. The percentages for executive officers who participate in the Tosco Corporate Plan range from 10% to 100% of their base salary. The percentage for each executive officer is based on the committee's assessment of the officer's performance, contribution to Tosco and level of responsibility. Messrs. Allen, Cleary, Lavinia, O'Malley, and Wiggins were participants in the Tosco Corporate Plan and the percentage applicable to each of them was 75, 10, 10, 100 and 10, respectively.

        Tosco has several stock option plans which are designed to link the interests of executive officers with Tosco's shareholders and provide such executives with an equity interest in Tosco. The options are designed to enhance shareholder values by benefiting executives only if other shareholders of Tosco also benefit. The purpose of the plans is to encourage executives and others to acquire larger stock ownership and proprietary interest in Tosco and thereby stimulate the active interest of such persons in the development and financial success of Tosco. All options granted in 1993 were granted at the fair market value of Tosco Common Stock on the date of grant and become exercisable over three years commencing one year from the date of grant, and only if the holder is still employed by Tosco. The number of options that the
Compensation Committee grants to executive officers is based on individual performance and level of responsibility. The Committee generally assigns equal weight to these two factors. In addition, the committee also considers the number of options previously granted to and the total number of options held by such officers. Stock options were the only long-term incentives granted to executive officers in 1993. Since stock options are tied to the future performance of Tosco's Common Stock, they will provide value only if the price of Tosco Common Stock exceeds the exercise price of the options. There is no relationship between the future performance of Tosco and the number of stock options granted.

        Mr. O'Malley's compensation for 1993 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

        In 1993, the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. In order to maximize the deductibility of executive compensation, the Tosco Corporate Incentive Plan is being submitted to Tosco's stockholders for approval. The committee will continue to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

                            Compensation Committee
                              Houston I. Flournoy
                               Clarence G. Frame
                              Edmund A. Hajim


        II.     APPROVAL OF THE TOSCO CORPORATE INCENTIVE PLAN


        The Compensation Committee of the Board of Directors of Tosco put in place an annual cash incentive plan, the Tosco Corporate Incentive Plan, based on Tosco Corporation's earnings per share (the "Tosco Corporate Plan"), as discussed above. The Tosco Corporate Plan provides for the payment of an annual bonus to certain executive officers of Tosco dependent on the pre-tax operating earnings per share (common shares plus common share equivalents) ("OPEPS") of Tosco Corporation. No bonus is payable under the Tosco Corporate
Plan unless OPEPS exceeds a hurdle rate set by the Compensation Committee at the beginning of the year. For 1991 the hurdle rate was $1.00 per share. It was increased to $1.30 for each of 1992 and 1993, and to $1.50 for 1994. For each one dollar (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the hurdle, a multiple ("participation factor") of the executive's annual base salary is paid as a cash bonus. The participation factors of the participants for 1994 range from 0.10 to 1.00. Messrs. Allen, Cleary, Lavinia,
O'Malley, and Wiggins are participants in the 1994 Tosco Corporate Plan and the participation factor applicable to each of them is 0.75,0.10, 0.10, 1.00 and 0.10, respectively. Under the Budget Reconciliation Act of 1993, compensation to any individual employee in excess of $1 million per year is not deductible as a business expense unless such compensation is incentive based (i) as provided by pre-determined standards, with the outcome substantially in doubt at the time the standards are set, (ii) is payable in accordance with a plan approved by an independent Compensation Committee (or independent subcommittee thereof), and (iii) such plan has been approved by the stockholders. In order to preserve the maximum tax deductions available to Tosco in the event an individual were to receive annual compensation in excess of $1 million as a result of the Tosco Corporate Plan, the stockholders are requested to ratify and approve said Plan.

        The affirmative vote of holders of a majority of the shares of stock of Tosco present, or represented by proxy, and entitled to vote at the meeting is required for approval of the Tosco Corporate Plan.

        The Board of Directors recommends a vote FOR ratification and approval of the Tosco Corporate Plan.


                  III.  APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors of Tosco, upon recommendation of the Audit Committee, has selected Coopers & Lybrand as the independent accountants of
Tosco for 1994. Coopers & Lybrand has acted in such capacity since 1977. Stockholders are requested to ratify and approve such appointment. A representative of Coopers & Lybrand is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

        The Board of Directors recommends a vote FOR ratification and approval of the appointment of Coopers & Lybrand as Tosco's auditors.

                             OTHER MATTERS

Certain Security Holdings

        At December 31, 1993, to the knowledge of Tosco, from Statements on Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:



                                        Amount and
                                        Nature of
                   Name and Address of  Beneficial   Percent
Title of Class     Beneficial Owner     Ownership*   of Class

Common Stock       FMR Corp.             4,639,304      14.45%
                   82 Devonshire Street   shares <1>
                   Boston, Massachusetts
                   02109

Common Stock       Capital Growth          1,947,300       6.11%
                   Management, L.P.        shares <2>
                   One International Place
                   Boston, Massachusetts
                   02110

______________________
<*>        The beneficial owner of such shares reports that it
has sole voting and investment power with respect to such securities, except where otherwise indicated.

<1>     According to a Statement on Schedule 13G filed with the
Commission on February 11, 1994, consists of 4,396,600 shares of common stock and 242,704 shares of common stock issuable upon conversion of 116,500 shares of Series F Convertible Preferred Stock. Such holdings are managed by various entities owned, controlled, or affiliated with FMR Corp. (Fidelity Investments).

<2>      According to a Statement on Schedule 13G filed with the
Commission on February 9, 1994, voting power with respect to such shares is held by the individual clients of Capital Growth
Management, L.P.


Miscellaneous

        Proposals of stockholders intended to be presented at Tosco's 1995 Annual Meeting of Stockholders must be received by Tosco on or prior to December 12, 1994, to be eligible for inclusion in Tosco's Proxy Statement and form of Proxy to be used in connection with the 1995 Annual Meeting.

        The By-Laws of Tosco currently provide that nominations for the election of Directors may be made by a shareholder entitled to vote for the election of Directors provided that (a) such shareholder delivers written notice by first class mail to the Secretary of Tosco not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of
Directors (if less than 21 days' notice of the meeting is given to shareholders, the shareholder's written notice may be delivered to the
Secretary of Tosco not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders); and (b) such written notice contains background information as to each nominee, including
(i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Tosco beneficially owned by each nominee, and (iv) any information with respect to each nominee's affiliation with a competitor of Tosco.

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the
Proxy on such matters in accordance with their judgment.


                                      Wilkes McClave III
                                         Secretary



Dated:  April 11, 1994

                                  TOSCO CORPORATION
                     Annual Meeting of Stockholders May 17, 1994
                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                  OF DIRECTORS


        The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of TOSCO CORPORATION ("Tosco") which the undersigned is entitled to vote at Tosco's Annual Meeting of Stockholders to be held at The Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Tuesday, May 17, 1994 at 10:00 A.M. Eastern Daylight Savings Time, and at any adjournment thereof.

                I.      ELECTION OF DIRECTORS:        to elect
the eight (8) nominees for Director listed below for a term of one year.

 FOR all nominees listed below [ ]      WITHHOLD AUTHORITY [ ]
 (except as indicated to the            to vote for all nominees
 contrary below)                        listed below

        Jefferson F. Allen, Joseph B. Carr, Houston I. Flournoy,
Clarence G. Frame, Edmund A. Hajim, Joseph P. Ingrassia, Charles
J. Luellen, Thomas D. O'Malley.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)





        II.     Proposal to ratify and approve the Tosco
Corporate Incentive Plan.

             FOR [ ] AGAINST [ ] ABSTAIN [ ]

       III. Proposal to ratify and approve the appointment of Coopers & Lybrand as independent auditors of Tosco for the fiscal year ending December 31, 1994.

             FOR [ ] AGAINST [ ] ABSTAIN [ ]

       IV. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES
LISTED IN PROPOSAL I AND FOR PROPOSALS II and III.

Receipt of the Notice of Annual Meeting and of the Proxy
Statement and Annual Report to Stockholders of Tosco is hereby acknowledged.

                              Dated                       , 1994



                                                        (L.S.)
                             (Signature of Stockholder)



                                                        (L.S.)
                             (Signature of Stockholder)


                       Your signature should appear the same as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.